Exhibit 10.2

[Execution]

THIRD AMENDMENT to
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of June 16, 2020, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”), QUANTUM LTO HOLDINGS, LLC, a Delaware limited liability company (“Quantum LTO” and together with Quantum and each other Person joined to the Credit Agreement as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.    Agent, the Lenders and the Borrowers are parties to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018 as amended by the First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 3, 2020, and the Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 11, 2020 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B.    The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Required Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions.

(a)Interpretation. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

(b)New Definitions. The following defined terms are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“Amendment and Restatement Transactions” shall have the meaning set forth in the definition of “Transactions”.

“Average Undrawn Availability” shall mean, for any period of determination, the quotient obtained by dividing (a) the sum of Undrawn Availability for each day during the applicable period ending on the day immediately preceding such date of determination, by (b) the number of days in such period.

“Closing Date Warrants” shall have the meaning given to such term in the Term Loan Agreement (as in effect on the Third Amendment Effective Date).

“Third Amendment” shall mean the Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of the Third Amendment Effective Date, by and among Agent, Lenders and the Borrowers.

“Third Amendment Effective Date” shall mean June 16, 2020.

“Third Amendment Transactions” shall have the meaning set forth in the definition of “Transactions”.

“Third Amendment Warrants” shall have the meaning given to the term “Fourth Amendment Warrants” in the Term Loan Agreement (as in effect on the Third Amendment Effective Date).

(c)	Amendments to Definitions.

(i)Applicable Margin. The definition of “Applicable Margin” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Applicable Margin” shall mean (a) as of the Third Amendment Effective Date and through but excluding the first Applicable Margin Adjustment Date (as hereinafter defined), an amount equal to (i) four and one-half percent (4.50%) for (A) Revolving Advances consisting of Domestic Rate Loans, and (B) Swing Loans, and (ii) an amount equal to five and one-half percent (5.50%) for Revolving Advances consisting of LIBOR Rate Loans, and (b) effective as of the first day of the month following the receipt by Agent of the quarterly financial statements of Quantum and its Subsidiaries and the related Compliance Certificate for the fiscal quarter ending June 30, 2021 required under Section 9.8 hereof, and thereafter on the first day of the month following receipt of the quarterly financial statements of Quantum and its Subsidiaries and the related Compliance Certificate required under Section 9.8 hereof for the most recently completed fiscal quarter (such first day of the applicable month, an “Applicable Margin Adjustment Date”), the Applicable Margin for Revolving Advances and Swing Loans shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Total Leverage Ratio for Quantum and its Subsidiaries for the immediately preceding four (4) fiscal quarter period ending on the last day of the most recently completed fiscal quarter prior to the Applicable Margin Adjustment Date:

Total Leverage Ratio	Applicable Margin for Revolving Advances consisting of Domestic Rate Loans and Swing Loans	Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans
Less than or equal to 3.50 to 1.00	3.50%	4.50%
Greater than 3.50 to 1.00 and less than or equal to 4.50 to 1.00	4.00%	5.00%
Greater than 4.50 to 1.00	4.50%	5.50%

If the Loan Parties fail to deliver the financial statements and Compliance Certificate required under Section 9.8 hereof by the date required pursuant to such Section, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements and Compliance Certificate, at which time the rate will be adjusted based upon the Total Leverage Ratio reflected in such financial statements and Compliance Certificate. If, as a result of any restatement of, or other adjustment to, the financial statements of Quantum and its Subsidiaries or for any other reason, Agent determines that (x) the Total Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (y) a proper calculation of the Total Leverage Ratio for any such period would have resulted in different pricing for such period, then (A) if the proper calculation of the Total Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and the Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (B) if the proper calculation of the Total Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Total Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by the Borrowers pursuant to clause (A) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

(ii)EBITDA.

(A) The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby amended by deleting clause (vii) of such definition in its entirety and replacing it with the following:

“(vii)    reasonable costs, expenses and fees (whether paid in cash, capitalized through amortization or written off) incurred (A) at any time prior to, on, or within the six (6) month period following the Amendment and Restatement Date in connection with the transactions contemplated by this Agreement and the Term Loan Agreement and the repayment of the Indebtedness under the Existing Term Loan Documents up to an aggregate amount for all such costs, expenses and fees incurred under this clause (vii)(A) not to exceed $15,250,000 and (B) at any time prior to, on, or within the six (6) month period following the Third Amendment Effective Date in connection with the Third Amendment Transactions up to an aggregate amount for all such costs, expenses and fees incurred under this clause (vii)(B) not to exceed $1,800,000,”.

(B)The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby further amended by deleting clause (xiii) of such definition in its entirety and replacing it with the following:

“(xiii)    non-cash losses on sales or write-downs of assets, non-cash amortization or debt issuance costs, non-cash costs or charges associated with the issuance of the Closing Date Warrants or any other warrants issued by Quantum prior to the Amendment and Restatement Date, the Third Amendment Warrants, and any other non-cash charges or losses in accordance with GAAP; provided that if any such non-cash items represent an accrual or reserve for potential cash items in any future period, (A) the Borrowers may elect not to add back such non-cash item in the current period and (B) to the extent the Borrowers elect to add back any such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and”.

(C)The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby further amended by deleting the last paragraph of such definition in its entirety and replacing it with the following:

“Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, (x) for the purposes of calculating EBITDA of Quantum and its Subsidiaries for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Amendment and Restatement Date), Quantum or any of its Subsidiaries shall have made a Permitted

Acquisition, EBITDA of Quantum and its Subsidiaries for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and the Agent), and (y) to the extent that any portion of the Permitted PPP Indebtedness is forgiven during any fiscal quarter, such portion shall be ignored for purposes of calculating EBITDA of Quantum and its Subsidiaries for each period of four (4) consecutive fiscal quarters that includes such fiscal quarter.”
(iii)Excess Cash Flow. The definition of “Excess Cash Flow” in Section 1.2 of the Credit Agreement is hereby amended by deleting clause (c)(iv) of such definition in its entirety and replacing it with the following:

“(iv) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of the reasonable costs, expenses and fees incurred in connection with (A) the transactions contemplated by this Agreement and the Term Loan Agreement and the repayment of the Indebtedness under the Existing Term Loan Documents at any time prior to, on, or within six (6) months following the Amendment and Restatement Date which is paid by such Person during such period and (B) the Third Amendment Transactions at any time prior to, on, or within the six (6) month period following the Third Amendment Effective Date which is paid by such Person during such period.”

(iv)Fee Letter. The definition of “Fee Letter” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Fee Letter” shall mean the Fourth Amended and Restated Fee Letter, dated as of the Third Amendment Effective Date, by and among Borrowers and Agent.

(v)Intercreditor Agreement. The definition of “Intercreditor Agreement” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of December 27, 2018, as amended by the First Amendment to Intercreditor Agreement, dated as of the Third Amendment Effective Date, between Agent and Term Loan Agent, as acknowledged and agreed to by the Loan Parties, as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms thereof.

(vi)Revolving Interest Rate. The definition of “Revolving Interest Rate” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances and Swing Loans plus the Alternate Base Rate, and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances plus the greater of (i) the LIBOR Rate and (ii) one-half of one percent (0.50%).

(vii)Specified Immaterial Acquisition. The definition of “Specified Immaterial Acquisition” in Section 1.2 of the Credit Agreement is hereby amended by deleting clause (c) of such definition and replacing it with the following:

“(c)    the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and

Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of (i) any individual acquisition shall not exceed $2,500,000 and (ii) all such acquisitions shall not exceed $5,000,000 in the aggregate for the period from the Third Amendment Effective Date through the Maturity Date;”.

(viii)Transactions. The definition of “Transactions” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Transactions” shall mean (a) as applicable to the Amendment and Restatement Date, the transactions under or contemplated by this Agreement, the Other Documents and the Term Loan Documents to occur on the Amendment and Restatement Date (the “Amendment and Restatement Transactions”) and (b) as applicable to the Third Amendment Effective Date, the transactions under or contemplated by the Third Amendment, the Other Documents executed and delivered in connection therewith and the Term Loan Documents to occur on the Third Amendment Effective Date (the “Third Amendment Transactions”).
(ix)Warrants. The definition of “Warrants” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Warrants” shall mean the Closing Date Warrants and the Third Amendment Warrants.
2.Divisions. Article I of the Credit Agreement is hereby amended by inserting the following new Section 1.5 at the end of such Article:

“1.5 Divisions. For all purposes under this Agreement and the Other Documents, in connection with any division or plan of division under Delaware law (or any comparable event under the laws of a different jurisdiction): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.”

3.Financial Covenants. Section 6.5 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.5 Financial Covenants.

(a)Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not less than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
March 31, 2019	0.81 to 1.00
June 30, 2019	0.97 to 1.00
September 30, 2019	1.05 to 1.00
December 31, 2019	1.20 to 1.00
March 31, 2020	1.25 to 1.00
June 30, 2020	Not tested
September 30, 2020	Not tested
December 31, 2020	Not tested
March 31, 2021	Not tested
June 30, 2021	0.70 to 1.00
September 30, 2021	0.75 to 1.00
December 31, 2021	0.85 to 1.00
March 31, 2022	0.85 to 1.00
June 30, 2022	0.95 to 1.00
September 30, 2022	1.00 to 1.00
December 31, 2022	1.10 to 1.00
March 31, 2023 and each fiscal quarter ending thereafter	1.20 to 1.00

(b)Minimum EBITDA. If the Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, is greater than 3.25 to 1.00 for the four (4) consecutive fiscal quarter period then ended, maintain as of the end of each fiscal quarter, EBITDA of Quantum and its Subsidiaries, on a consolidated basis, of not less than the amount set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum EBITDA
March 31, 2019	$27,500,000
June 30, 2019	$31,000,000
September 30, 2019	$33,000,000
December 31, 2019	$37,000,000
March 31, 2020	$38,000,000
June 30, 2020	Not tested
September 30, 2020	Not tested
December 31, 2020	Not tested
March 31, 2021	Not tested
June 30, 2021	$33,000,000
September 30, 2021	$36,000,000
December 31, 2021	$36,000,000
March 31, 2022	$36,000,000
June 30, 2022	$38,000,000
September 30, 2022	$40,000,000
December 31, 2022	$42,000,000
March 31, 2023 and each fiscal quarter ending thereafter	$45,000,000

(c)Total Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Total Net Leverage Ratio
March 31, 2019	5.43 to 1.00
June 30, 2019	4.80 to 1.00
September 30, 2019	4.40 to 1.00
December 31, 2019	3.75 to 1.00
March 31, 2020	Not tested
June 30, 2020	Not tested
September 30, 2020	Not tested
December 31, 2020	Not tested
March 31, 2021	Not tested
June 30, 2021	5.00 to 1.00
September 30, 2021	4.75 to 1.00
December 31, 2021	4.50 to 1.00
March 31, 2022	4.50 to 1.00
June 30, 2022	4.25 to 1.00
September 30, 2022	4.00 to 1.00
December 31, 2022	3.75 to 1.00
March 31, 2023 and each fiscal quarter ending thereafter	3.25 to 1.00

(d)Total Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarters then ended set forth below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2019	6.00 to 1.00
June 30, 2019	5.30 to 1.00
September 30, 2019	5.00 to 1.00
December 31, 2019	4.50 to 1.00
March 31, 2020	Not tested
June 30, 2020	Not tested
September 30, 2020	Not tested
December 31, 2020	Not tested
March 31, 2021	Not tested
June 30, 2021	5.50 to 1.00
September 30, 2021	5.25 to 1.00
December 31, 2021	5.00 to 1.00
March 31, 2022	5.00 to 1.00
June 30, 2022	4.75 to 1.00
September 30, 2022	4.50 to 1.00
December 31, 2022	4.25 to 1.00
March 31, 2023 and each fiscal quarter ending thereafter	4.00 to 1.00

(e)Minimum Undrawn Availability; Minimum Liquidity.

(i)On the last day of each month during the period from June 30, 2020 through and including May 31, 2021 have Average Undrawn Availability for the immediately preceding thirty (30) days of not less than $7,000,000.

(ii)On the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2021, have Liquidity on such day of not less than $10,000,000 and have Average Liquidity for the immediately preceding ninety (90) days of not less than $10,000,000.

(f)Minimum PNC Qualified Cash. Maintain at all times PNC Qualified Cash in an amount of not less than the Minimum PNC Qualified Cash Amount.”

4.Prepayment of Indebtedness.

(a)Section 7.17 of the Credit Agreement is hereby amended by deleting clause (f) of such Section in its entirety and replacing it with the following:

“(f)    any Loan Party and its Subsidiaries may prepay, repurchase, redeem, retire or otherwise acquire any Indebtedness described in clauses (c), (f), (g), (h), (i), (l), (n), (o), (p), (q), (r), (t) or (u) of the definition of “Permitted Indebtedness”; provided that (i) on the date of any such prepayment, repurchase, redemption, retirement or other acquisition and after giving effect thereto, (A) each of the Payment Conditions shall have been satisfied; and (B) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of such payment; and (ii) in connection with any prepayment, repurchase, redemption, retirement or other acquisition of Indebtedness described in clauses (f), (h), (n) and (u) of the definition of “Permitted Indebtedness”, all of the applicable subordination provisions (or the conditions set forth in the applicable Subordination Agreement) related to such Indebtedness shall have been satisfied;”

(b)Section 7.17 of the Credit Agreement is hereby further amended by (i) deleting the proviso at the end of such Section and (ii) inserting the following new clause (h) at the end of such Section:

“and (h) any Loan Party may prepay any Permitted PPP Indebtedness and any and all obligations thereunder, in each case, to the extent required by any Applicable Law or the PPP Loan Documents or to the extent permitted by PPP Lender.”

5.Exhibits to Credit Agreement - Compliance Certificate. Exhibit 1.2(b) of the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit 1.2(b) hereto.

6.Waiver of Events of Default.

(a)Borrowers hereby acknowledge and agree that: (i) Events of Default occurred under (A) Section 10.3 of the Credit Agreement as a result of the failure of Borrowers to deliver to Agent the financial statements and other information for the fiscal quarter ended March 31, 2020 (the “March 2020 Financial Statements”) and a Compliance Certificate together with the March 2020 Financial Statements, in each case, on or prior to May 15, 2020 as required pursuant to Section 9.8 of the Credit Agreement and (B) Section 10.5(a) of the Credit Agreement as a result of the failure of Borrowers to provide notice to Agent of the occurrence of the Events of Default described in clause (i)(A) above as required under Section 9.5(a) of the Credit Agreement (the Events of Default described in this clause (i), collectively, the “Revolving Loan Defaults”), (ii) Events of Default occurred under (A) Section 10.3 of the Term Loan Agreement as a result of the failure of Borrowers to deliver to Term Loan Agent the March 2020 Financial Statements and a Compliance Certificate together with the March 2020 Financial Statements, in each case, on or prior to May 15, 2020 as required pursuant to Section 9.8 of the Term Loan Agreement and (B) Section 10.4(a) of the Term Loan Agreement as

a result of the failure of Borrowers to provide notice to Agent of the occurrence of the Events of Default described in clause (ii)(A) above as required under Section 9.5(a) of the Term Loan Agreement (the Events of Default described in this clause (ii), collectively, the “Term Loan Defaults”), (iii) (x) the Revolving Loan Defaults constitute events of default under Section 10.8 of the Term Loan Agreement, which events of default constitute Events of Default under Section 10.11 of the Credit Agreement, and (y) the Term Loan Defaults constitute events of default under Section 10.8 of the Term Loan Agreement, which events of default constitute Events of Default under Section 10.11 of the Credit Agreement (the foregoing clauses (x) and (y) collectively, the “Cross Defaults”) and (iv) the Loan Parties failed to provide notice to Agent of the occurrence of the Cross Defaults under Section 9.5(a) of the Credit Agreement, which failure constitutes an Event of Default under Section 10.5(a) of the Credit Agreement (the Events of Default described in this clause (iv), together with the Revolving Loan Defaults, the Term Loan Defaults and the Cross Defaults, collectively, the “Specified Events of Default”).

(b)Subject to the terms and conditions of this Amendment, Agent and Lenders hereby waive the Specified Events of Default. This waiver shall be effective only in this specific instance and for the specific purpose for which this waiver is given, and shall not entitle any Borrower to any other or further waiver in any other circumstance. Agent and Lenders have not waived and are not by this Amendment waiving, and have no present intention of waiving, any Event of Default which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, other than the Specified Events of Default, whether the same or similar to the Specified Events of Default or otherwise. Agent and Lenders reserve the right, in their discretion, to exercise any or all of their rights and remedies arising under the Loan Documents, applicable law or otherwise, as a result of any other Events of Default which may have occurred prior to the date hereof, or are continuing on the date hereof, or any Events of Default which may occur after the date hereof, whether the same or similar to the Specified Events of Default.

7.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a)each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)this Amendment has been duly executed and delivered by each Loan Party;

(c)this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally;

(d)the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents, (iv) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or complied with prior to the Third Amendment Effective Date and which are in full force and effect on the Third Amendment Effective Date, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Term Loan Documents;

(e)each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f)each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as of such earlier or specified date;

(g)the pro forma consolidated balance sheet of Quantum and its Subsidiaries for the fiscal year ended March 31, 2020 delivered to Agent prior to the Third Amendment Effective Date reflects the consummation of the Third Amendment Transactions and fairly reflects in all material respects the financial condition of Quantum and its Subsidiaries, on a consolidated basis, as of the Third Amendment Effective Date after giving effect to the Third Amendment Transactions; and

(h)after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

8.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

(b)Agent shall have received, in form and substance satisfactory to Agent, the Fee Letter, duly authorized, executed and delivered by each Borrower;

(c)Agent shall have received (i) in form and substance satisfactory to Agent, an amendment to the Term Loan Agreement, duly authorized, executed and delivered by the Borrowers, the Term Loan Agent and the Term Loan Lenders, which amendment shall include, among other things, a re-set of the financial covenants set forth in the Term Loan Agreement (it being understood and agreed that Amendment No. 4 to Term Loan Credit and Security Agreement, dated as of the Third Amendment Effective Date, among the Borrowers, Term Loan Agent and the Term Loan Lenders is satisfactory to Agent); and (ii) confirmation from the Borrowers that the Borrowers have received the net proceeds of a $20,000,000 term loan to be made by the Term Loan Lenders on the Third Amendment Effective Date;

(d)Agent shall have received, in form and substance satisfactory to Agent, an amendment to the Intercreditor Agreement, duly authorized, executed and delivered by Term Loan Agent and acknowledged and agreed to by the Borrowers (it being understood and agreed that the First Amendment to Intercreditor Agreement, dated as of the Third Amendment Effective Date, between Agent and Term Loan Agent, as acknowledged and agreed to by the Borrowers, is satisfactory to Agent);

(e)Agent shall have received payment from Borrowers of all fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment and the Other Documents executed and delivered in connection herewith or related hereto;

(f)all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its counsel; and

(g)on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

9.Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

10.Acknowledgments. To induce Agent and Lenders to enter into this Amendment, Borrowers and each other Loan Party acknowledge that:

(a)as of the Third Amendment Effective Date, (i) Agent and Lenders have performed without default all obligations required of Agent and Lenders under the Credit Agreement and each of the Other Documents; and (ii) there are no disputes with or claims against Agent or Lenders, or any knowledge of any facts giving rise to any disputes or claims, related to the Credit Agreement or any of the Other Documents, including, without limitation, any disputes or claims or knowledge of facts giving rise thereto, that involve a breach or violation on the part of Agent or any Lender of the terms and conditions of the Credit Agreement or any of the Other Documents; and

(b)no Loan Party has any valid defense to the enforcement of their respective obligations set forth in the Credit Agreement, the Other Documents or this Amendment, as applicable, by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment.

11.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the Laws of the State of New York.

12.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

13.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

14.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

15.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

16.Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, as of the date of this Amendment, both at law and in equity, which such Loan Party, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, any of the Other Documents or transactions thereunder or related thereto; provided that nothing contained herein shall release any Releasee from any Claims resulting from the gross negligence, willful misconduct or material breach of the Credit Agreement or any of the Other Documents by any Releasee as determined by a court of competent jurisdiction in a final non-appealable judgment or order or for any Claim arising with respect to obligations arising under this Amendment or the documents entered into as of the Third Amendment Effective Date.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	QUANTUM CORPORATION By: /s/ J. Michael Dodson Name: J. Michael Dodson Title: Chief Financial Officer
QUANTUM LTO HOLDINGS, LLC By: /s/ J. Michael Dodson Name:J. Michael Dodson Title:Chief Financial Officer

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender By: /s/ Daniela Piemonte Name:Daniela Piemonte Title:Vice President